Pursuant to Item 601(b)(2) of Regulation S-K of the Securities and Exchange Commission, the Exhibits and Schedules to the Asset Purchase Agreement are omitted. The Registrant will furnish supplementally to the Commission a copy of any omitted Exhibit or Schedule to the Asset Purchase Agreement upon request.
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